EXHIBIT 99.1

Media Contacts:
Jeff Baker	Bill Bartkowski
President and CEO	Partner
Analysts International	MeritViewPartners
Phone: (952) 835-5900	Phone: (612) 605-8616
jpbaker@analysts.com	bartkowski@meritviewpartners.com

Analysts International Reports Results for First Quarter 2006
Quarter’s EPS Are at the High End of Recent Guidelines

MINNEAPOLIS — May 4, 2006— Analysts International (NASDAQ: ANLY) reported the results for its quarter ended April 1, 2006. Revenues totaled $86.8 million for the quarter, compared to $79.1 million for the comparable quarter a year ago and $85.9 million for the fourth quarter. For the quarter, the Company reported $254,000 of net income, or $.01 per diluted share, compared to a net loss of $706,000 or $(.03) per share, for the first quarter of 2005. The quarter’s results are at the high end of the Company’s guidance with respect to earnings per share.

Analysts will host a conference call today at 9:30 a.m. (CDT) to discuss these results in detail and answer questions participants may have. Interested parties may access the call by dialing 1-877-241-6895 or 1-973-339-3086 for international participants a few minutes before the scheduled start and ask for the Analysts International conference call moderated by Company President and CEO, Jeff Baker. The call may also be accessed via the internet at www.analysts.com, where it will be archived. Interested parties can also hear a replay of the call from 11:30 p.m. CT on May 4, 2006 until 10:59 p.m. on May 18, 2006, by calling 1-877-519-4471 and using access code 7298981. The Company will also file an 8-K with the Securities and Exchange Commission that will provide a full transcript of the call.

About Analysts International
Headquartered in Minneapolis, Analysts International is a diversified IT services company. In business since 1966, the company has sales and customer support offices in the United States and Canada. Lines of business include Full Service Staffing, which provides high demand resources for supporting a client's IT staffing needs; Solutions Services, which provides business solutions and network infrastructure services; Managed IT Services and Government Solutions. The company partners with best-in-class IT organizations, allowing access to a wide range of expertise, resources and expansive geographical reach. For more information, visit www.analysts.com.

(Financials follow)

Analysts International Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
(in thousands except per share amounts)	April 1, 2006	April 2, 2005

Professional services revenue:
Provided directly	$65,459	$66,050
Provided through subsuppliers	14,077	7,597
Product sales	7,305	5,452
Total revenue	86,841	79,099

Expenses:
Salaries, contracted services and direct charges	65,196	59,067
Cost of product sales	6,444	5,107
Selling, administrative and other operating costs	14,492	15,454
Amortization of intangible assets	253	193

Operating income (loss)	456	(722)

Non-operating income	4	21
Interest expense	(193)	(5)

Income (loss) before income taxes	267	(706)

Income tax expense	13	--

Net income (loss)	$254	$(706)

Per common share:
Basic income (loss)	$.01	$(.03)
Diluted income (loss)	$.01	$(.03)

Average common shares outstanding	24,611	24,316
Average common and common equivalent shares outstanding	25,086	24,316

Analysts International Corporation
Consolidated Balance Sheets

(in thousands)	April 1, 2006	December 31, 2005
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$137	$64
Accounts receivable, less allowance for doubtful accounts	70,327	66,968
Other current assets	3,179	2,383
Total current assets	73,643	69,415

Property and equipment, net	3,771	4,056
Other assets	28,138	28,533
	$105,552	$102,004

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable	$26,331	$24,581
Salaries and vacations	5,133	8,260
Line of credit	10,492	5,000
Deferred revenue	1,464	1,645
Restructuring accrual, current portion	875	971
Self-insured health care reserves and other amounts	2,159	2,776
Total current liabilities	46,454	43,233

Non-current liabilities, primarily deferred compensation	1,996	1,878
Restructuring accrual - non-current	408	581
Shareholders’ equity	56,694	56,312
	$105,552	$102,004

Analysts International Corporation
Reconciliation of non-GAAP Financial Measures
(in thousands)

	Three Months Ended
	April 1, 2006	April 2, 2005

Net income (loss) as reported	$254	$(706)

Depreciation	608	693
Amortization	253	193
Net interest expense (income)	189	(16)
Income tax expense	13	--

Adjusted EBITDA*	$1,317	$164

*To supplement our consolidated financial statements presented in accordance with GAAP, we use the non-GAAP financial measure of Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) which are adjusted from results based on GAAP to exclude certain items. This non-GAAP financial measure is provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future. This measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The non-GAAP financial measure included in this press release has been reconciled to the nearest GAAP measure.

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